Exhibit 99.1
FactSet Hosts Investor Day 2026
Details Strategy and Medium-Term Outlook Through Fiscal 2029; Reaffirms Fiscal 2027 Outlook

NORWALK, Conn., November 10, 2026 -- FactSet (NYSE: FDS | NASDAQ: FDS), a leading global intelligence and AI solutions provider to the financial markets, will host its Investor Day today in New York City at 9:00 a.m. Eastern Time today to present its strategic vision, product roadmap, and financial outlook.
“FactSet has a generational opportunity to become the world’s most trusted financial intelligence platform and create long-term shareholder value. Our strategy to deliver connected data, advanced analytics, and intelligent workflows positions us well to provide trusted AI and expand its use at our clients based on our strong quality, cost, and control value proposition.” said Sanoke Viswanathan, Chief Executive Officer of FactSet.
Presentations will feature Chief Executive Officer Sanoke Viswanathan, Chief AI Officer Kate Stepp, Chief Technology Officer Bob Stolte, Chief Revenue Officer Goran Skoko, and Chief Financial Officer Josh Warren.
FactSet is outlining its financial algorithm that supports its medium-term outlook through FY29:
•Organic revenue compound annual growth rate of approximately 6%
•Adjusted operating margin of at least 36% by fiscal 2029
•Adjusted diluted EPS compound annual growth rate of approximately 10%
•Free cash flow conversion of more than 90% of adjusted net income on average.
As part of the Investor Day, FactSet is also reaffirming its fiscal 2027 outlook:
•Organic ASV growth of 5.0% to 6.5%
•Revenues of $2,600 million to $2,625 million
•GAAP operating margin of 31.0% to 32.0% and adjusted operating margin of 34.75% to 35.25%
•GAAP diluted EPS of $17.00 to $17.50 and adjusted diluted EPS of $19.25 to $19.65.
The event will be webcast live on the Investor Relations website. A replay and presentation materials will be made available afterward at investor.factset.com, and will remain accessible through November 10, 2027.
Forward-looking Statements
This press release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about future events, trends, contingencies, and circumstances, industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the

Company's strategy, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures or investments, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," the negative of those terms, and similar expressions. Forward-looking statements are not guarantees of future performance, outcomes, events, or actions and involve a number of known and unknown risks, uncertainties, assumptions, and other important factors. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, including Item 1A, Risk Factors, and quarterly reports on Form 10-Q. Any of these factors could cause results, performance, achievements, or activities to differ materially from those expressed or implied by the forward-looking statements. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. FactSet assumes no duty to and does not undertake to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Future results could differ materially from historical performance.

About Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. GAAP. The Company also refers to and presents certain non-GAAP financial measures, including organic revenues, adjusted operating margin, adjusted net income, adjusted diluted EPS, and free cash flow conversion, defined as free cash flow divided by adjusted net income. FactSet uses these non-GAAP financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial information prepared and presented in accordance with GAAP. Fiscal 2027 adjusted operating margin and adjusted diluted EPS guidance exclude $85 million to $97 million, or $2.15 to $2.25 per diluted share, of amortization of intangible assets and other discrete items, and do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2027. We are not able to provide reconciliations of certain forward-looking non-GAAP financial measures, including the medium-term outlook included in this press release, to comparable GAAP measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted without unreasonable effort.

Business Outlook Reconciliation

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2027 Guidance
(In millions, except per share data)
Revenues	$2,600 - $2,625
Operating income	$806 - $840
Operating margin	31.0% - 32.0%
Amortization of intangible assets and other discrete items	$85 - $97
Adjusted operating income	$903 - $925
Adjusted operating margin(a)	34.75% - 35.25%
Diluted earnings per share per common share	$17.00 - $17.50
Amortization of intangible assets and other discrete items	$2.15 - $2.25
Adjusted diluted earnings per common share	$19.25 - $19.65
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

About FactSet
FactSet (NYSE: FDS | NASDAQ: FDS) supercharges financial intelligence, offering enterprise data and information solutions that help our clients maximize their potential. Our digital platform seamlessly integrates proprietary data, third-party sources, and flexible technology to deliver tailored solutions across the buy side, sell side, wealth, and corporate sectors. With over 48 years of expertise, we leverage advanced data connectivity, AI, and next-generation tools to streamline workflows and enable smarter decision-making. As an S&P 500 company serving more than 9,200 global clients and over 260,000 individual users, we are dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

FactSet Investor Relations:
Kevin Toomey
+1.212.209.5259
Kevin.Toomey@factset.com

FactSet Media Relations:
Adam Dalezman
+1.203.810.1035
media_request@factset.com